Exhibit 10.10

LOAN CONTRACT (IN RMB)
No. (2015) XINYINYINGDAI-016333

Lender (Party A): China Citic Bank, Business Department, Headquarter (hereafter called “CITIC Bank”)

Address: No. 27 Jia, Investment Square, Jin Rong Street, Xicheng District, Beijing, China

Post Code: 100034

Tel: 010-66291529

Fax: 010-66293740

Legal representative: ZHU Jialin

Borrower (Party B): Jinshang International Financial Leasing Co., Ltd.

Business license number:110000450099763

Legal representative: Mu, Renhui

Address: 2 Xizhimen Nanda Street, B2-18G, Xicheng District, Beijing, China.

Post Code: 100035

Tel: 010-82255118

Fax: 010-82255118

Legal representative: MU Renhui

Bank Account: 7111010182600490881, China Citic Bank, Business Department, Headquarter, Beijing, China

Contract location: Beijing, China

Contract Date: April.1, 2015

This Loan Contract (this “Contract”) is entered into between Party A and Party B, under the China Contract Laws and General Rules on loans. Through fair consultation of the parties, it is agreed as follows:

1.	Loan category

Party A agrees to offer Party B Class  3  loan:

1. Short term loan; 2. Medium term loan; 3. Long term loan

2.	Loan amount and loan period

Under this Contract, the Loan Amount is: RMB 3,126,636.00

Renminbi Three Million one hundred twenty six thousand and six hundred and thirty six Yuan.

Loan Period : 5 years from April 1, 2015 to February 12, 2020.

3.	Loan usage

The Loan granted to Party B is for: 1. Payment of purchase price of goods; 2.    -    ; 3.    -    . Party A shall not be responsible as to the usage of the Loan by Party B.

Party B shall not make payments from its bank account opened with Party A or through other bank accounts to invest in securities, make capital investments or invest in real estate, use the Loan to generate illegal income, use the Loan in the fields which is in breach of national laws and policies, use the Loan in the fields which banks are forbidden to participate or not supportive by banks, obtain funding by illegal means. Party B shall compensate Party A for its losses as a result of these acts.

4.	Lending rate and interest

1)	Lending rate is subject to the loan note in respect of each drawdown. The floating ratio is determined with reference to the interest rate on the loan note and the ratio with the base interest rate at the time of issuing the loan note and on the same nature of loans of the People’s Bank of China.

2)	Mode (1) of the following is adopted to determine the interest rate.

(1)	Fixed interest rate, in respect of each drawdown, remains unchanged throughout the loan period of the particular drawdown;

(2)	Floating interest rate, in respect of each drawdown, is adjustable according to method - of the following. The adjusted interest is the interest rate on the day of adjustment applicable to the same nature of loans of the People’s Bank of China, adjusted according to the floating ratio stipulated in Sub-Clause 1 of this Clause.

(i)	As from the date of the drawdown, interest rate is adjusted every __ months (Jan/March/June/Dec). The day for adjustment is practically the corresponding day of the month for drawdown and if the corresponding day of the month is not applicable, the last day of the month for adjustment shall be adopted.

(ii)	As from the actual day of drawdown, the first adjustment shall be __ Year __ month __ day and to be adjusted once every __ months (Jan/March/June/Dec). The day for adjustment is practically the corresponding day of the month for drawdown and if the corresponding day of the month is not applicable, the last day of the month for adjustment shall be adopted.

(iii)	As from the actual day of drawdown, the adjustment day shall be the day of the base rate adjustment of the People’s Bank of China.

3)	The interest of a single drawdown under this Contract shall be charge from the actual day of the drawdown, the formula is : Interest = outstanding actual Loan amount x actual number of days of lending x annual interest rate / 360 days.

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4)	Mode 2 of the following shall be adopted as to settlement of interest payments:

(1)	By monthly payments and the first payment shall be the __ day of the month for drawdown and subsequent payments shall be the __ day of the months thereafter.

(2)	By quarterly payments and the first payment shall be the 20th day of the last month of the quarter and subsequent payments shall be the 20th day of the last month of each quarter thereafter.

5)	Five (5) days before the interest settlement day, Party B shall ensure sufficient fund to be deposited on the bank account opened with Party A so that the interest may be timely deducted from that account. If Party B elects to pay the interest to Party A by other means, Party B shall ensure sufficient interest amount for the interest settlement to be deposited timely with the Bank account for deduction. If the interest settlement day is not a bank working day, the interest settlement day shall be the first working day before that day. Party B shall be regarded as having failed to make interest settlement on time if the corresponding amount of the interest for settlement is not in place on the bank account on the interest settlement day.

6)	When the Loan is mature for repayment, the interest accrued thereon and principal outstanding Loan amount shall be repaid simultaneously. If the settlement day falls on a statutory holiday or public rest day, the interest shall be settled according to the interest rate as stipulated in this Contract on the first working day before the statutory holiday or public rest day after deducting the interest payable for the period between the settlement day and the actual payment day. If the interest settlement made on the first day after the statutory holiday or public rest day, additional corresponding interest shall be payable for the period between the settlement day and payment day according to the interest rate charged for overdue interests.

5.	Drawdown

1)	Party B shall open a special Loan account with Party A:

Account name: Jinshang International Financial Leasing Co., Ltd
Account number: 7111010182600490881

2)	Party B shall drawdown the Loan in accordance with the schedule below:

Number	Date of drawdown	Amount (Renminbi Yuan)
1	April 3, 2015	RMB 3,126,636.00

3)	Party B shall make the drawdown on the date of drawdown for the amount according to the schedule and by a written notice to Party A 5 bank business days prior to the day scheduled for the drawdown, failing which Party A may cancel the Loan unless Party A gives its consent otherwise.

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4)	Party B shall have satisfied the all the following conditions for each drawdown of the Loan:

(1)	Party B has not committed any breach as to its obligation and responsibility under this Contract and the Guarantee;

(2)	Party B has not committed any event of default under this Contract;

(3)	The Guarantee remains valid;

(4)	Non-existence of any event which may, in the opinion of Party A, adversely impact the financial condition of Party B or cause delay or hinder the carrying out by Party B of the obligations and responsibility under this Contract and the guarantee document;

(5)	Party B has provided the agreed documents per the reasonable request of Party A;

(6)	Party B has opened a bank account with Party A as agreed under this Contract or as requested by Party A; and

(7)	Other conditions.

5)	Party B shall submit a loan note to Party A for verification 3 days before the drawdown for Party A’s approval and upon approval of Party A, the Loan amount will be paid into the designated Loan account of Party B.

6)	If the date on the loan note is different from the date stipulated in Sub-Clause 2 of this Clause and with the consent of Party A and the Loan amount has been paid to Party B, the date on the loan note shall prevail and the interest shall be computed in accordance with this Contract. Under these circumstances, unless as agreed otherwise, Sub-Clause 1 of Clause 6 of this Contract shall apply on repayment date.

7)	Party B hereby authorizes Party A to regulate the designated bank account of Party B and shall, in making payments to outsiders, be abide by the following:

(1)	Party A is entrusted to make payments;

(i)	Party B entrusts Party A to make all withdrawals and / or payments on expenses on trust basis.

(ii)	Party B shall provide to Party A not less than 3 working days with the following related information for making payments:

(a)	Transaction contracts;

(b)	Related invoices or bills;

(c)	Pre-sealed authorization in writing (a sample of the seal is attached hereto as Exhibit 1 and the sample authorization is attached hereto as Exhibit;

(d)	Other materials as requested by Party A:

Upon approval by Party A of the above materials submitted by Party B, Party A shall make payments from Party B’s designated bank account opened with Party A in accordance with the payment information provided by Party B, to the receiving bank accounts of Party B’s payment targets.

(2)	Payments to be made by Party B

(i)	Payments being not suitable for entrusted payments by Party A shall be made by Party B itself.

(ii)	After the drawdown of the Loan, Party A shall have the right, periodically or from time to time, to review or check on the uses of the Loan as to whether uses of the Loan comply with the terms of this Contract and Party B shall co-operate with Party A which may demand Party B to rectify the situation within a period of time to be fixed should misuses of the Loan be discovered. Party B shall on quarterly basis provide Party A with the related information and documentary proofs for reporting to Party A on the uses and payments of the Loan amount in respect of the preceding quarter.

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(iii)	In the occurrence of the following events of Party B, Party A shall have the right to negotiate with Party B for supplemental terms of the Loan Contract on release of the Loan and payments, or depending on the following circumstances, Party A may suspend the release of the Loan amount and payments:

(1)	Credit deterioration of Party B and profit from principal operation of Party B not being strong;

(2)	Uses of the Loan amount not in accordance with this Contract;

(3)	Party B having breached the terms of this Contract and evaded entrusting Party A for payments.

6.	Repayment

1)	Party B shall repay the Loan on the following repayment schedule:

ORDER	REPAYMENT DATE	REPAYMENT AMOUNT (IN RMB)
1	October 2, 2015	100,000.00
2	April 2, 2016	100,000.00
3	October 2, 2016	100,000.00
4	April 2, 2017	100,000.00
5	October 2, 2017	100,000.00
6	April 2, 2018	100,000.00
7	October 2, 2018	100,000.00
8	April 2, 2019	100,000.00
9	October 2, 2019	100,000.00
10	April 2, 2020	2,226,636.00

2)	As assurance to make repayments on time, Party B agrees to deposit the repayment amount of the Loan on its designated account (Account number: 7111010182600490881) 5 days before the repayment date and hereby authorize Party A to deduct automatically the repayment amount from the said account.

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3)	Depending on the specific circumstances, Party A may request Party B to open a return account:

☒  Not to open a return account;

☐  Open a return account

The Bank:

Name of Account: Account number:

Party B hereby authorizes Party A to monitor the account and dealing of the account shall be conducted under the following conditions:

_____________________________________________________________________________

_____________________________________________________________________________

4)	Should Party B intends to make early repayment, Party B shall irrevocably submit a written repayment plan 30 days in advance to Party A and obtain the approval therefor from Party A who shall have the right as from the date of the early repayment, make reference to early repayment amount, remaining lending period for interest rate adjustment of the Loan (fixed interest rate is the original limitation), to charge Party B one lump sum amount of liquidated damage at __%.

The formula for liquidation damage computation:

Amount of penalty = the amount of early repayment as proposed by Party B x the remaining lending period for interest rate adjustment (days) x penalty fee rate / 360.

7.	Loan extension

If Party B is unable to make the repayment on schedule and desirous to apply of an extension to repay, it shall submit a written extension application to Party A 30 days before the scheduled repayment day. Party A after verification, may approve the application and an extension agreement shall be entered into between the parties and if Party A disapprove the application, all terms on repayment of this Contract shall stand valid.

8.	Loan guarantee

The Loan guarantee is a pledge agreement as specific assurance for Party B’s performance of this Contract, Contract number: 2015XYYZQZZNO000291 namely “The Contract of Ceiling Right Pledge” which the guarantor and Party A shall enter into.

9.	Representations and warranties of Party B

1)	Party B is a legally established and existing corporation under the laws of the Republic of China with the civil capability to enter into and perform this Contract and capability of action and is capable of bearing civil liability independently.

2)	All the documents submitted by Party B in relation to Loan are legal, true, accurate and complete.

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10.	Party B’s rights and obligations

1)	Party B shall have the rights to drawdown and use the Loan during the Loan period for the usage under this Contract.

2)	Party B shall repay the principal amount of the Loan and the interest accrued thereon pursuant to this Contract.

3)	Party B shall periodically or from time to time at the request of Party A, provide Party A with financial reports which shall truly reflect the operational and financial conditions of Party B.

4)	Party B shall within the Loan period inform Party A and obtain its prior approval in respect of its major changes including but not limited to transfer of shareholdings, restructuring, merger, split, re-organization of capital structure, joint venture, co-operation, association, lease contracting, business scope and change of registered capital, etc., at least 30 days prior to the change so as to enable Party B to ascertaining the repayment liability, effecting early repayment or providing fresh guarantee to Party A.

5)	Party B shall actively co-operate with Party A on Party B’s operation status and payments from the Loan amount, understanding and monitoring of usage of the Loan and if Party B hinders these acts of Party A, expenses incurred in relation thereto shall be borne by Party B.

6)	Party B shall not, without Party A’s prior written approval, assign, directly or indirectly, the rights and obligations of its debt liability.

7)	Party B shall inform Party A by giving not less than 30 days prior written notice and obtain Party A’s prior written approval if it intends to, by assigning, leasing or putting up a guarantee for its debts unrelated to this Contract, dispose of its major assets and operation or significant part or the entire operation income.

8)	Party B shall forthwith inform Party A in writing on events which may cause serious and adverse impact to the ability of Party B to perform its obligation to repay the Loan, and such events include but not limited to being involved in major economic disputes, cessation of business, suspension of operation, being declared liquidation, dissolution, cancellation and suspension of business license and deterioration in financial condition, etc.

9)	If the guarantor ceases business, it has suspended operation, is declared bankrupt and dissolved, its business license is cancelled or suspended or its operation sustains losses, part or all of its ability to perform its obligation in the guarantee is lost, the value of the collateral, pledged asset or pledged rights have diminished, Party B shall put up a fresh guarantee acceptable to Party A.

10)	Party B shall inform Party A in writing within 7 days of its changes of its corporate name, legal representative, project manager, address, telephone number and fax number.

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11.	Rights and obligations of Party A

1)	Party A shall have the right to review and understand Party B’s operation and loan usage status once every quarter and after the review shall have the right to determine the appropriateness as whether to suspend release of the Loan or terminate the business operation under this Contract.

2)	If Party B has performed the agreed obligations under this Contract and satisfied the conditions precedent for the Loan drawdown, Party A shall release the Loan to Party B according to the schedule of drawdown.

3)	Party A shall keep confidential on the information, documents, and messages provided by Party B save and except those required for disclosure under laws and rules.

12.	Breach of Contract

1)	Upon this Contract becoming effective, both parties shall perform the agreed obligations under this Contract and any party not performing or performing incompletely shall bear the responsibility thereof.

If Party B committed a breach under a loan contract other than this Contract or the debts under other loan contracts are (or may be) declared early matured or Party B has been placed in liquidation, declares insolvent or becoming insolvent or assigns its assets to other creditors, it shall be deemed in breach of this Contract and Party A shall have the right to suspend release of the Loan or terminate the business operation under this Contract, determines early maturity of the Loan and demand Party B to repay of the Loan forthwith or distribute its asset to set off the Loan amount.

2)	If Party B fails to make drawdown of the Loan on the agreed schedule, Party A shall have the right to charge Party B penalty interest for the actual number of days as from the day of the agreed schedule for drawdown.

3)	If Party A fails to release the Loan in the drawdown of Party B on the agreed schedule, Party B may request Party A to pay a penalty to Party B for the actual number of days as from the day of the agreed schedule for the drawdown.

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4)	In the occurrence of any of the following events, Party A shall have the right to cancel the remaining portion of the Loan which drawdowns have not been made and to demand for immediate repayment of the extracted amount of the Loan and accrue interest and expenses payable. Party A shall have the right to deduct from the balance on the bank account of Party B opened with China CITIC Bank and to apply the same to settle the debts that Party B owes to Party A:

(1)	Party B has not the repayment amount of the Loan and the interest thereon according to Clause 6 of this Contract.

(2)	Party B has committed events under Sub-Clause 2 to 9 of Clause 10 of this Contract.

(3)	The certification and documents provided by Party B to Party A in relation to this Contract is confirmed not true, not accurate, incomplete and intentionally misleading.

(4)	Party B fails to make repayment or declares its inability to make repayments of the Loan.

(5)	Party B ceases operation, suspends business, is declared bankrupt, is dissolved, is involved in significant economic disputes and its business license is suspended and canceled and its financial condition becomes deteriorated.

(6)	There are changes in certain registration matters such as Party B’s address, operation scope and legal representative, etc., or there are outside investments of Party B which may seriously affect or threaten Party A’s rights of claims.

(7)	The guarantor has breached the guarantee under this Contract.

(8)	There is occurrence of other events which may damage the interest of Party A.

5)	If Party B fails to repay the Loan as agreed under this Contract, Party A may, impose penalty interest according to the number of days overdue and __ % (30% - 50%) on top of the interest rate stipulated in this Contract and if Party B fails to pay the interest on time, Party B shall pay the Loan interest on compound interest rate basis.

6)	Within the Loan period, if Party B fails to pay the interest on time, Party A may charge the Loan interest on compound interest rate.

7)	If Party B applies the Loan not according to the usage as stipulated in this Contract, Party A, other than having its right to exercise its rights under Clause 4 hereof, may as from the day of embezzlement of the Loan and according to the number of day of the embezzlement, impose penalty interest at 100% on top of the interest rate stipulated in this Contract failing and if Party B fails to pay interest on time, Party B shall pay the Loan interest on compound interest rate.

8)	Party B shall pay all expenses (including but not limited to litigation costs, travelling expenses, counsel’s fees of which the counsel’s fees is limited not to exceed 50% of the Loan amount, etc.) incurred in the course of Party A’s achieving repayment of the Loan.

13.	Rights protection in the Industry

1)	In the occurrence of the events of default under this Contract, Party A may seek guidance from the Beijing City Bank Association (herein after called the “Association”) for taking the following rights protection measures with reference to Chapter 3 of the Treaty of the Beijing City Bank Industry on Rights Protection:

(1)	Internal Communication: Party A may apply to the Association to disclose the event of default committed by Party B under this Contract to all members of the Association.

(2)	Public Disclosure. Party A may apply to the Association to disclose the event of default committed by Party B under this Contract through a designated news media of the Association or any news media chosen by Party A.

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(3)	Stop processing the Loan. Party A may request all members of the Association to stop businesses for Party B for new credits and loans, discounts, acceptances, letters of credit and guarantees and to stop businesses for major natural person shareholders, legal representatives, major responsible persons or responsible persons of Party B for personal credit financing and new credit cards.

(4)	Stop new bank account opening and payments. Party A may request all members of the Association stop opening new bank accounts (Renminbi and foreign currencies) for Party B and stop processing payments in respect of the bank accounts which have already been opened for Party B.

(5)	Joint protection. If the breach of Party B is serious and disgusting in nature, Party A other than taking the above protection measures, may inform China Banks Association, bank associations in other provinces for protection and also request the Association to submit proposals to legislative, judicial and administrative authorities.

2)	In the case that Party B has committed breaches in contracts with members of other associations, other than Party A, and members of other associations have taken above measures, Party A shall have the right acting at the request of the Association to request Party B to stop operating financial business, opening new bank accounts and payment activities and Party B shall solely bear all the responsibility as a result thereof.

14.	Responsibility continuity

All obligations of Party B under this Contract is continuous under this Contract and binding on its successor, agent, receiver, assignee and any merger, re-structuring and change of name of the entity shall have full binding effect on the new entity.

15.	Notarization

If any of the parties shall request for notarization of this Contract, notarization shall be made before the Governmental notary authority.

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16.	Other covenants (if different from other terms, these covenants shall prevail)

1)	According to the Purchase Contract ( No. JSZL2014NMZDZ001) between Party B and Putin New Energy Auto Technology Company Limited and the Leasing Operation Contract (No. JSZL2014NZZDZ001) between Party B and Putin New Energy Ranching Company Limited, Party B shall purchase the leasehold asset and lease the same to Putin New Energy Ranching Company Limited. Party B shall use the Loan specifically to pay, as the purchase price of the leasehold, to Putin New Energy Auto Technology Limited. Putin New Energy Ranching Limited Company should provide the deposit receipt pledge guarantee in Renminbi to Party B under this Contract.

2)	Before Party A releases the Loan to Party B, Party B shall provide Party A with the Leasing Operation Contract (No. JSZL2014NZZDZ001) entered into between Party B and Putin New Energy Ranching Company Limited.

3)	Before Party A releases the Loan to Party B, Putin New Energy Ranching Company Limited shall have entered into the Contract of Ceiling Right Pledge (No. XYYZQZZD000291) with Party A and shall have completed the pledge of the deposit receipt with Party A, which pledge period of the deposit receipt shall cover the Loan period.

4)	Before Party A releases the Loan to Party B, Putin New Energy Ranching Company Limited shall have provided Party A, as to approval of the provision of the guarantee, with the necessary internal corporate resolutions in compliance with the its charters.

5)	At any time before the Loan has been fully paid off, the pledged amount on the deposit receipt shall not be less than the outstanding debts, inclusive of the related accrued interest and expenses thereof.

6)	Putin New Energy Ranching Limited Company shall pay interest every quarter and make repayment of the Loan at least twice a year.

7)	The interest is payable at fixed interest rate under this Contract and for single drawdown, the interest rate is fixed throughout the Loan period. The fixed interest rate was determined with reference to the base rate as determined by the China Citic Bank as on the day of releasing the Loan, plus 45 base point, that is, the interest rate of the Loan is 5.75% per annum. The base rate mentioned above is determined on basis of the base rate for one year borrowing period, announced by the China Citic Bank one business day before the loan drawdown.

17.	Applicable law

This Contract shall be governed by the Laws of the People's Republic of China and shall be binding on the parties hereto.

18.	Disputes settlement

Dispute related to this Contract shall be resolved through negotiation of the parties, failing which litigation may be instituted before the court in the city where Party A locates.

19.	Rights accumulation of Party A

The rights of Party A under this Contract is accumulative and do not conflict any of its rights in other contracts. Unless Party A declares in writing that any of its rights are not exercised, partially exercised and/or delayed in exercising, it shall not be deemed that Party A has abandoned or partially abandoned such rights and shall not affect Party A’s continuity in the exercise of such rights or other rights.

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20.	Effectiveness, modification and termination of the Contract

1)	This Contract shall become effective upon it is signed by the legal representative or authorized person of Party A and the legal representative or authorized person of Party B or stamped with the personal seal plus the corporate seal and contract seal and, if there is a guarantee, it shall become effective on the date of the guarantee becoming effective.

2)	This Contract shall not be modified by any of the Parties hereto unless otherwise agreed. Should modification be needed, a written agreement shall have to be reached by negotiation.

21.	Negotiation on fees

1)	The parties hereto confirm and approve the service charges list under this Contract

2)	The parties agree to accept preferential treatment of the service charges as follows:

(1)	Expenses with preferential treatment

___________________________________________________

(2)	Specific preferential treatment

___________________________________________________

(3)	Date of the preferential treatment becoming effective and being terminated:

___________________________________________________

Party A shall not unilaterally increase the agreed service charges under this Contract except as permitted under relevant laws, rules and regulations. However, Party A shall have the right and the need to increase the service charges for reasons of market changes, etc., and shall inform Party B in the way as agreed under this Contract. If Party B specifically declares not to accept the increase of service charges before using the services, Party A shall have the right to terminate this Contract.

(4)	Consultation and Complaints

If Party B is in doubt of the service charges or charging method, it may make enquiries by calling the number ______ or calling Party A’s customer service hotline at 95558 or visiting Party A’s website at http://bank.ecitic.com.

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22.	Miscellaneous

1)	Should any matter not be covered by this Contract, the parties hereto may reach written agreements as attachments to this Contract. The attachments, amendments or addendum shall form the integral parts of this contract and have the same legal effect as this Contract.

2)	The invalidation of a particular clause or certain part of the text of a particular clause being invalidated currently or in the future, shall not invalidate this Contract, the other clauses of this Contract or other parts of the text of that clause.

3)	Notices, demands or other communication from Party A under this Contract, including but not limited to telex, telegraph and facsimile, etc., once being sent out to Party B, shall be deemed having been delivered to Party Band registered mails sent to Party B shall be deemed having been delivered to Party B on the third day of the day after they are sent.

4)	This Contract is executed in triplicated originals, Party A and Party B shall each retain a copy thereof for performance purposes and the guarantor and the Guarantee Registration Authority (if any) shall retain a copy thereof.

Party A: China Citic Bank, Headquarter Business Depart	Party B: Jinshang International Financial Leasing Co., Ltd
Legal Representative (or Authorized Agent: Ao, Xiang Gao, Yun	Legal Representative (or Authorized Agent: Mu, Renhui

●    Special Note:

Party A has reminded Party B to pay attention to the exemption or limitation clauses on its obligations under this Contract, to which sufficient explanation has been made. Party B has read the entire Contract and thoroughly understands the contents of all clauses of this Contract. There is no disagreement to the terms of this Contract.

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Exhibit 1

Seals specimen

Company Stamp	Stamps of authorized person and Legal Representative

Jinshang International Financial Leasing Co., Ltd.

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Exhibit 2

Entrusted Payment Voucher

No:

According to the Loan Contract (hereafter called “Loan Contract”) No:_________, we hereby apply and authorize you to pay the Loan amount of Renminbi __________ (hereafter called the “Loan”) to our designated bank account with you on ____________ and we authorize you to pay from our designated bank account with you to the bank account of the payees as follows:.

Payee’s Name 1	Payee’s Name 2
Bank’s Name	Bank’s Name
Bank Account	Bank Account
Amount	Amount

Payee’s Name 3	Payee’s Name 4
Bank’s Name	Bank’s Name
Bank Account	Bank Account
Amount	Amount

Payee’s Name 5	Payee’s Name 6
Bank’s Name	Bank’s Name
Bank Account	Bank Account
Amount	Amount

(Notes: this table may be adjusted depending on the actual number of payees)

The entrusted payments and the Loan will be used for the purpose in accordance with this Contract. The plan for uses of funds is as follows:

We confirms that:

Our representation and warranties in this Contract are true and accurate on the date hereof and there is no event of default or hidden event of default existing on the date hereof.

Dated this :

(pre-sealed):

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